Exhibit 99.1

ePlus Reports Fourth Quarter and Fiscal 2017 Financial Results
Fourth Quarter Ended March 31, 2017
·	Net sales increased 11.1% to $332.8 million; technology segment net sales increased 10.4% to $322.5 million.
·	Adjusted gross billings of product and services increased 14.9% to $458.5 million.
·	Consolidated gross profit increased 14.1% to $76.4 million; consolidated gross margin expanded 60 basis points to 23.0%.
·	Diluted earnings per share increased 10.3% to $0.75. Non-GAAP diluted earnings per share increased 8.2% to $0.79.
Fiscal Year Ended March 31, 2017
·	Net sales increased 10.4% to $1.33 billion; technology segment net sales increased 10.8% to $1.29 billion.
·	Adjusted gross billings of product and services increased 14.1% to $1.78 billion.
·	Gross margin on sales of product and services increased 60 basis points to 20.5%; consolidated gross margin increased 70 basis points to 22.5%.
·	Diluted earnings per share increased 18.0% to $3.60. Non-GAAP diluted earnings per share increased 18.4% to $3.74.

HERNDON, VA – May 24, 2017 – ePlus inc. (NASDAQ:PLUS - news), a leading provider of technology solutions, today announced financial results for the three months and fiscal year ended March 31, 2017.
Management Comment
"Fourth quarter results represented a solid finish to the year for ePlus," said Mark Marron, President and Chief Executive Officer.  "We achieved double-digit year-on-year increases in both net sales and diluted earnings per share, due primarily to strong organic growth as well as increases attributable to the two acquisitions we completed over the past fifteen months, which have enabled us to bring a broader array of solutions and services to our client base.   Our 23% gross margin for the quarter reflected our ability to provide complex, customized solutions to mid-market and enterprise clients.  For the year, we are pleased that diluted earnings per share growth surpassed revenue growth, while we continued to make ongoing investments in sales and technical personnel to support future growth.
"We experienced positive momentum throughout fiscal 2017, thanks to investments in our key solution areas of security, cloud and digital infrastructure.  Full year growth in our technology segment net sales of 10.8% outpaced predicted growth in IT spending by industry analysts, as we strive to gain market share in three ways: adding new clients, selling more of our core products and services to existing clients, and broadening our solution set in the key focus areas.   Of note, our sales of security products accounted for 16.1% of adjusted gross billings of technology products and services. Full year profitability continued to reflect the benefits of our balanced business model, including  profitable transactions executed in our financing segment," Mr. Marron noted.

Prior Period Reclassifications due to Stock Split
Reclassifications of prior period amounts related to numbers of shares and per share amounts have been made to conform to the current period presentation due to the March 31, 2017 stock split. The effect of the stock split was recognized retroactively in the stockholders' equity and in all share data. The financial statements include the effect of the stock split on per share amounts and weighted average common shares outstanding for each of the three-month periods and fiscal years ended March 31, 2017 and 2016.
Fourth Quarter Fiscal 2017 Results
For the fourth quarter ended March 31, 2017 as compared to the fourth quarter of the prior fiscal year ended March 31, 2016:
Consolidated net sales rose 11.1% to $332.8 million, from $299.4 million.
Technology segment net sales rose 10.4% to $322.5 million, from $292.2 million.
Adjusted gross billings of product and services increased 14.9% to $458.5 million. Adjusted gross billings are sales of product and services adjusted to exclude the costs incurred of applicable third-party software assurance, maintenance, and services.
Financing segment net sales increased 43.4% to $10.3 million, from $7.2 million due to higher transactional gains due to an increase in sales of  financing transactions.
Consolidated gross profit rose 14.1% to $76.4 million, from $66.9 million.
Consolidated operating income rose 14.4% to $18.7 million, from $16.4 million.
Net earnings rose 5.4% to $10.5 million.
Adjusted EBITDA rose 13.2% to $20.6 million, from $18.2 million.
Diluted earnings per share was $0.75, compared with $0.68 in the prior year quarter. Non-GAAP diluted earnings per share was $0.79, compared with $0.73 last year. Our estimated tax rate for the fourth quarter increased to 44.0%.  This increase was due to an adjustment for foreign income earned that was deemed passive income, and taxed at the statutory US federal rate.  Non-GAAP diluted earnings per share is based on net earnings calculated in accordance with GAAP, adjusted to exclude other income and acquisition related amortization expense, net of taxes.

Fiscal Year 2017 Results
For the fiscal year ended March 31, 2017 as compared to the fiscal year ended March 31, 2016:
Consolidated net sales rose 10.4% to $1.33 billion, from $1.20 billion.
Technology segment net sales rose 10.8% to $1.29 billion, from $1.17 billion.
Adjusted gross billings of product and services increased 14.1% to $1.78 billion.
Financing segment net sales decreased 1.9% to $34.5 million, from $35.1 million due to lower portfolio earnings. However, gross profit grew 21.1%, or $5.2 million, to $30.0 million due to lower direct lease costs.
Consolidated gross profit rose 14.4% to $299.8 million, from $262.1 million.
Consolidated operating income rose 13.2% to $85.7 million, from $75.8 million.
During the second quarter of fiscal 2017, we received $0.4 million related to the dynamic random access memory ("DRAM") class action lawsuit, which claimed that manufacturers fixed the price for DRAM (a memory part that is sold as part of electronic devices), which was included in other income.
Net earnings rose 13.0% to $50.6 million, inclusive of non-operating income of $0.4 million relating to the Company's claim in the class action lawsuit mentioned above.  Our effective tax rate for fiscal 2017 was 41.3%, which includes a tax benefit of $0.5 million, or $0.04 per diluted share, related to the adoption of the new share-based compensation accounting standard.
Adjusted EBITDA rose 14.4% to $93.0 million, from $81.3 million.
Diluted earnings per share was $3.60, compared with $3.05 in fiscal 2016. Non-GAAP diluted earnings per share was $3.74, compared with $3.16 last year. Non-GAAP diluted earnings per share is based on net earnings calculated in accordance with GAAP, adjusted to exclude other income and acquisition related amortization expense, net of taxes and the tax benefit of $0.5 million recognized in fiscal 2017.
Balance Sheet Highlights
As of March 31, 2017, ePlus had cash and cash equivalents of $109.8 million, compared with $94.8 million as of March 31, 2016.  Inventories increased $60.2 million to $93.6 million due to inventory committed to customer orders. Deferred revenue increased $47.0 million to $65.3 million due to payments for the committed inventory. Total stockholders' equity was $345.9 million and total shares outstanding were 14.2 million, compared with $318.9 million and shares outstanding of 14.7 million on March 31, 2016. During the fiscal year of 2017, we repurchased $26.8 million of our outstanding common stock and permanently retired all 6.2 million shares of treasury stock on March 31, 2017.

Summary and Outlook
"We believe ePlus is well positioned to take advantage of both organic growth and acquisition opportunities in our fiscal 2018," noted Mr. Marron.  "Once again, we expect ePlus' revenue growth to outpace industry analysts' forecasts of low single digit IT spending growth, as we continue to enhance and expand our offerings around security, cloud and digital infrastructure.
"At the same time, we plan to take advantage of our solid financial position to execute strategic acquisitions that expand our capabilities in our key areas of focus.  Our just-announced acquisition of OneCloud Consulting, Inc., which provides a robust collection of cloud and software-defined infrastructure services, software development and technical training, is emblematic of this strategy.  Completed on May 17, 2017, this transaction expands ePlus' ability to provide clients with cloud-based solutions and infrastructure and enables us to expand OneCloud's services including DevOps, OpenStack and other emerging technologies, to our broad client base," Mr. Marron concluded.
Results of Operations – Three Months Ended March 31, 2017
The Company's operations are conducted through two business segments. The technology segment includes sales of information technology products, third-party software, third-party maintenance contracts, advanced professional services and managed services, and the Company's proprietary software to commercial entities and state and local governments. The financing segment consists of the financing of equipment, software, and related services to commercial entities, state and local governments, and government contractors.
Technology Segment
The results of operations for the technology segment for the three months ended March 31, 2017 and 2016 were as follows (dollars in thousands):
	Three Months Ended March 31,
	2017	2016	Change
Sales of product and services	$321,429	$291,523	$29,906	10.3%
Fee and other income	1,030	690	340	49.3%
Net sales	322,459	292,213	30,246	10.4%

Cost of sales, product and services	255,408	231,353	24,055	10.4%

Gross profit	67,051	60,860	6,191	10.2%

Selling, general and administrative	52,299	45,691	6,608	14.5%
Depreciation and amortization	1,843	1,805	38	2.1%
Interest and financing costs	-	19	(19)	(100.0%)
Operating expenses	54,142	47,515	6,627	13.9%

Operating income	$12,909	$13,345	($436)	(3.3%)

Adjusted EBITDA	$14,752	$15,150	($398)	(2.6%)
Net sales rose 10.4% to $322.5 million, from $292.2 million in the fourth quarter of fiscal 2016.

Adjusted gross billings of products and services grew 14.9% to $458.5 million, from $399.1 million in the fourth quarter of fiscal 2016. The increase in net sales and adjusted gross billings of products and services was a result of an increase in demand for products and services from our large corporate customers, and the acquisition of Consolidated Communication's IT services and equipment integration business in December 2016.
Gross margin on sales of product and services was 20.5%, compared with 20.6% in the fourth quarter of fiscal 2016.
Operating expenses rose 13.9% to $54.1 million, from $47.5 million in the fourth quarter of fiscal 2016, mainly attributable to an increase of $5.6 million, or 14.6%, in salaries and benefits due to an increase in variable compensation and an increase of 106, or 10.4%, in personnel to 1,126 from 1,020, of which 48 relate to the acquisition of Consolidated Communication's IT services and equipment integration business.  The position additions included 98 sales and engineering positions with the remaining additions being administrative hires. General administrative expenses also increased primarily due to higher software license and maintenance expense, foreign currency transaction losses, and sales and marketing activity related expenses.
Segment operating income was $12.9 million, down 3.3% from $13.3 million in the fourth quarter of fiscal 2016.  Adjusted EBITDA decreased 2.6% to $14.8 million for the quarter, from $15.2 million in the fourth quarter of fiscal 2016.
Financing Segment
The results of operations for the financing segment for the three months ended March 31, 2017 and 2016 were as follows (dollars in thousands):
	Three Months Ended March 31,
	2017	2016	Change
Financing revenue	$10,301	$7,177	$ 3,124	43.5%
Fee and other income	7	13	(6)	(46.2%)
Net sales	10,308	7,190	3,118	43.4%

Direct lease costs	983	1,104	(121)	(11.0%)

Gross profit	9,325	6,086	3,239	53.2%

Selling, general and administrative	3,112	2,660	452	17.0%
Depreciation and amortization	1	4	(3)	(75.0%)
Interest and financing costs	385	388	(3)	(0.8%)
Operating expenses	3,498	3,052	446	14.6%

Operating income	$5,827	$3,034	$2,793	92.1%

Adjusted EBITDA	$5,828	$3,038	$2,790	91.8%

Net sales were $10.3 million, up 43.4% from $7.2 million in the fourth quarter of fiscal 2016, as a result of higher transactional gains. Direct lease costs decreased $0.1 million or 11.0% due to a lower depreciation expense from operating leases.
Operating expenses increased 14.6% over the previous year period, mainly due to an increase in variable compensation associated with higher gross profit.
Segment operating income and adjusted EBITDA both increased to $5.8 million from $3.0 million in the fourth quarter of fiscal 2016.
Results of Operations – Fiscal Year Ended March 31, 2017
Technology Segment
The results of operations for the technology segment for the fiscal years ended March 31, 2017 and 2016 were as follows (dollars in thousands):
	Years Ended March 31,
	2017	2016	Change
Sales of product and services	$1,290,228	$1,163,337	$126,891	10.9%
Fee and other income	4,709	5,728	(1,019)	(17.8%)
Net sales	1,294,937	1,169,065	125,872	10.8%

Cost of sales, product and services	1,025,188	931,782	93,406	10.0%

Gross profit	269,749	237,283	32,466	13.7%

Selling, general and administrative	193,594	167,992	25,602	15.2%
Depreciation and amortization	7,243	5,532	1,711	30.9%
Interest and financing costs	-	70	(70)	(100.0%)
Operating expenses	200,837	173,594	27,243	15.7%

Operating income	$68,912	$63,689	$5,223	8.2%

Adjusted EBITDA	$76,155	$69,221	$6,934	10.0%
Net sales rose 10.8% to $1.29 billion, from $1.17 billion in fiscal 2016.
Adjusted gross billings grew 14.1% to $1.78 billion, from $1.56 billion in fiscal 2016. The increase in net sales and adjusted gross billings of products and services was a result of an increase in demand for products and services from our large corporate and SLED customers, and the acquisition of IGX in December 2015 and Consolidated Communication's IT services and equipment integration business in December 2016.

Gross margin on sales of product and services was 20.5%, up from 19.9% in fiscal 2016.  The increase in gross margin was due to shifts in our product revenue mix as we sold products with higher margins, an increase in gross profit from services, and a higher proportion of sales of third party software assurance, maintenance and services, which are presented on a net basis.
Operating expenses rose 15.7% to $200.8 million, from $173.6 million in fiscal 2016, reflecting increased amortization expenses associated with the acquisitions of IGX in December 2015 and Consolidated Communication's IT services and equipment integration business in December 2016, as well as increased salaries and benefits due to increased variable compensation and a 10.4% increase in personnel to 1,126 from 1,020.
Segment operating income was $68.9 million, up 8.2% from $63.7 million in fiscal 2016.  Adjusted EBITDA increased 10.0% to $76.2 million, from $69.2 million in the fiscal 2016.
The Company maintained its balanced portfolio of customer-end markets. The breakdown of net sales by customer-end market for the fiscal years ended March 31, 2017 and 2016 were as follows:
	Years Ended March 31,
	2017	2016	Change
Technology	23%	23%	-
State & Local Government & Educational Institutions	21%	22%	(1%)
Telecom, Media, and Entertainment	15%	14%	1%
Financial Services	13%	12%	1%
Healthcare	11%	10%	1%
Other	17%	19%	(2%)
Total	100%	100%
Financing Segment
The results of operations for the financing segment for the fiscal years ended March 31, 2017 and 2016 were as follows (dollars in thousands):
	Years Ended March 31,
	2017	2016	Change
Financing revenue	$34,200	$35,091	$ (891)	(2.5%)
Fee and other income	252	43	209	486.0%
Net sales	34,452	35,134	(682)	(1.9%)

Direct lease costs	4,442	10,360	(5,918)	(57.1%)

Gross profit	30,010	24,774	5,236	21.1%

Selling, general and administrative	11,638	10,988	650	5.9%
Depreciation and amortization	9	16	(7)	(43.8%)
Interest and financing costs	1,543	1,708	(165)	(9.7%)
Operating expenses	13,190	12,712	478	3.8%

Operating income	$16,820	$12,062	4,758	39.4%

Adjusted EBITDA	$16,829	$12,078	$4,751	39.3%

Net sales were $34.5 million, compared with $35.1 million in fiscal 2016.  The decrease was a result of lower portfolio earnings, which was offset by higher post-contract earnings. Direct lease costs decreased $5.9 million or 57.1% due to a lower depreciation expense from operating leases.
Operating expenses were $13.2 million, up 3.8% from the prior year due to higher reserve for credit losses and increases in salaries and benefits and software license and maintenance expense, which were offset by lower interest and financing costs.
Segment operating income and adjusted EBITDA both increased to $16.8 million from $12.1 million in fiscal 2016.
Recent Corporate Developments

•	On May 17, 2017 completed the acquisition of OneCloud Consulting, Inc.
•
On April 12, 2017 ePlus announced the appointment of Mark Kelly as Chief Strategy Officer (CSO), with responsibility to develop and guide the company's go to market and execution strategies for its integrated offerings in the cloud, security, and digital infrastructure.

•	On April 3, 2017 ePlus announced the two-for-one stock split was now effective as of March 31, 2017, with shareholders receiving a 100% stock dividend. The split was announced on February 2, 2017.
•	On March 24, 2017 ePlus announced the opening of a new office in San Diego, CA, complementing its existing Irvine, CA office.
•	On March 22, 2017 ePlus announced the expansion of its partnership with LiveAction, a global leader in network management, visualization, and analytics.
•	On March 7, 2017 ePlus announced it was chosen as the North America Partner of the Year by Opengear, a leading provider of critical infrastructure management solutions.
•	On February 8, 2017 ePlus announced the launch of its newly redesigned website www.eplus.com.

Conference Call Information

ePlus will hold a conference call and webcast at 4:30 p.m. ET on May 24, 2017:
Date:	Wednesday, May 24, 2017
Time:	4:30 p.m. ET
Live Call:	(877) 870-9226, domestic, (973) 890-8320, international
Replay:	(855) 859-2056, domestic, (404) 537-3406, international
Passcode:	47712503 (live and replay)
Webcast:	http://www.eplus.com/investors (live and replay)

The replay of this webcast will be available approximately two hours after the call and be available through June 7, 2017.

About ePlus inc.
ePlus is an engineering-centric technology solutions provider that helps clients imagine, implement, and achieve more from their technology.  With the highest certifications from top technology partners and expertise in key technologies from data center to security, cloud, and collaboration, ePlus transforms IT from a cost center to a business enabler.  Founded in 1990, ePlus has more than 1,200 associates serving a diverse set of clients in the U.S., Europe and Asia-Pac.  The Company is headquartered at 13595 Dulles Technology Drive, Herndon, VA, 20171.  For more information, visit www.eplus.com, call 888-482-1122, or email info@eplus.com.  Connect with ePlus on Facebook at www.facebook.com/ePlusinc and on Twitter at www.twitter.com/ePlus.  ePlus.  Where Technology Means More®.
ePlus® and ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries. The names of other companies and products mentioned herein may be the trademarks of their respective owners.
Forward-looking statements
Statements in this press release that are not historical facts may be deemed to be "forward-looking statements."  Actual and anticipated future results may vary materially due to certain risks and uncertainties, including, without limitation, possible adverse effects resulting from financial market disruption and volatility in the U.S. economy such as our current and potential clients delaying or reducing technology purchases, increasing credit risk associated with our clients and vendors, reduction of vendor incentive programs, and restrictions on our access to capital necessary to fund our operations; our ability to successfully perform due diligence and integrate acquisitions; disruptions or a security breach in our IT systems and data and audio communication networks; the possibility of goodwill impairment charges in the future; significant adverse changes in, reductions in, or losses of relationships with major clients or vendors; the demand for and acceptance of, our products and services; our ability to adapt our services to meet changes in market developments; our ability to implement comprehensive plans for the integration of sales forces, cost containment, asset rationalization, systems integration and other key strategies; our ability to reserve adequately for credit losses; our ability to secure our clients' electronic and other confidential information and remain secure during a cyber-security attack; future growth rates in our core businesses; the impact of competition in our markets; the possibility of defects in our products or catalog content data; our ability to adapt to changes in the IT industry and/or rapid change in product standards; our ability to realize our investment in leased equipment; our ability to hire and retain sufficient qualified personnel; and other risks or uncertainties detailed in our reports filed with the Securities and Exchange Commission.  All information set forth in this press release is current as of the date of this release and ePlus undertakes no duty or obligation to update this information.

Contact:
Kleyton Parkhurst, SVP
ePlus inc.
kparkhurst@eplus.com
703-984-8150

ePlus inc. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of	As of
	March 31, 2017	March 31, 2016
ASSETS	(in thousands, except per share data)

Current assets:
Cash and cash equivalents	$109,760	$94,766
Accounts receivable—trade, net	266,029	234,628
Accounts receivable—other, net	24,987	41,771
Inventories	93,557	33,343
Financing receivables—net, current	51,656	56,448
Deferred costs	7,971	6,371
Other current assets	43,364	10,649
Total current assets	597,324	477,976

Financing receivables and operating leases—net	71,883	75,906
Property, equipment and other assets	11,956	8,644
Goodwill	48,397	42,151
Other intangible assets—net	12,160	12,003
TOTAL ASSETS	$741,720	$616,680

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Current liabilities:
Accounts payable	$113,518	$76,780
Accounts payable—floor plan	132,612	121,893
Salaries and commissions payable	18,878	14,981
Deferred revenue	65,312	18,344
Recourse notes payable—current	908	2,288
Non-recourse notes payable—current	26,085	26,042
Other current liabilities	19,179	13,118
Total current liabilities	376,492	273,446

Recourse notes payable—long term	-	1,054
Non-recourse notes payable—long term	10,431	18,038
Deferred tax liability—net	1,799	3,001
Other liabilities	7,080	2,263
TOTAL LIABILITIES	395,802	297,802

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $.01 per share par value; 2,000 shares authorized; none issued or outstanding	-	-
Common stock, $.01 per share par value; 25,000 shares authorized; 14,161 outstanding at March 31, 2017 and 14,731 outstanding at March 31, 2016	142	132
Additional paid-in capital	123,536	117,511
Treasury stock, at cost	-	(129,518)
Retained earnings	222,823	331,224
Accumulated other comprehensive income—foreign currency translation adjustment	(583)	(471)
Total Stockholders' Equity	345,918	318,878
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$741,720	$616,680

ePlus inc. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Years Ended
	March 31,		March 31,
	2017	2016	2017	2016
	(in thousands, except per share data)

Net sales	$332,767	$299,403	$1,329,389	$1,204,199
Cost of sales	256,391	232,457	1,029,630	942,142
Gross profit	76,376	66,946	299,759	262,057

Selling, general and administrative expenses	55,411	48,351	205,232	178,980
Depreciation and amortization	1,844	1,809	7,252	5,548
Interest and financing costs	385	407	1,543	1,778
Operating expenses	57,640	50,567	214,027	186,306

OPERATING INCOME	18,736	16,379	85,732	75,751

Other income	-	-	380	-

EARNINGS BEFORE PROVISION FOR INCOME TAXES	18,736	16,379	86,112	75,751

PROVISION FOR INCOME TAXES	8,246	6,422	35,556	31,004

NET EARNINGS	$10,490	$9,957	$50,556	$44,747

NET EARNINGS PER COMMON SHARE—BASIC	$0.76	$0.69	$3.65	$3.08
NET EARNINGS PER COMMON SHARE—DILUTED	$0.75	$0.68	$3.60	$3.05

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING—
BASIC	13,792	14,494	13,867	14,513
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING—
DILUTED	13,981	14,616	14,028	14,688

ePlus inc. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP INFORMATION

We included reconciliations below for the following non-GAAP information: (i) Adjusted Gross Billings of Product and Services, (ii) Adjusted EBITDA, (iii) Segment Adjusted EBITDA, and (iv) non-GAAP Net Earnings per Common Share - Diluted. We define adjusted gross billings of product and services as our sales of product and services calculated in accordance with GAAP, adjusted to exclude the costs incurred related to sales of third-party software assurance, maintenance and services.  We define Adjusted EBITDA as net earnings calculated in accordance with GAAP, adjusted for the following: interest expense, depreciation and amortization, provision for income taxes, and other income. Segment Adjusted EBITDA is defined as operating income calculated in accordance with GAAP, adjusted for interest expense, and depreciation and amortization. We consider the interest on notes payable from our financing segment and depreciation expense presented within cost of sales, which includes depreciation on assets financed as operating leases, to be operating expenses.  Non-GAAP net earnings per common share are based on net earnings calculated in accordance with GAAP, adjusted to exclude other income and acquisition related amortization expense, and the related effects on income taxes.

Our use of non-GAAP information as analytical tools has limitations, and you should not consider them in isolation or as substitutes for analysis of our financial results as reported under GAAP. In addition, other companies, including companies in our industry, might calculate similar non-GAAP Adjusted Gross Billings, Adjusted EBITDA, and non-GAAP Net Earnings per Common Share - Diluted or similarly titled measures differently, which may reduce their usefulness as comparative measures.

	Three Months Ended March 31,		Years Ended March 31,
	2017	2016	2017	2016
	(in thousands)

Sales of product and services	$321,429	$291,523	$1,290,228	$1,163,337
Costs incurred related to sales of third party software assurance, maintenance and services	137,091	107,613	485,480	393,126
Adjusted gross billings of product and services	$458,520	$399,136	$1,775,708	$1,556,463

	Three Months Ended March 31,		Years Ended March 31,
	2017	2016	2017	2016
	(in thousands)
Consolidated

Net earnings	$10,490	$9,957	$50,556	$44,747
Provision for income taxes	8,246	6,422	35,556	31,004
Depreciation and amortization [1]	1,844	1,809	7,252	5,548
Other income [2]	-	-	(380)	-
Adjusted EBITDA	$20,580	$18,188	$92,984	$81,299

	Three Months Ended March 31,		Years Ended March 31,
	2017	2016	2017	2016
	(in thousands)
Technology Segment
Operating income	$12,909	$13,345	$68,912	$63,689
Depreciation and amortization [1]	1,843	1,805	7,243	5,532
Adjusted EBITDA	$14,752	$15,150	$76,155	$69,221

Financing Segment
Operating income	$5,827	$3,034	$16,820	$12,062
Depreciation and amortization [1]	1	4	9	16
Adjusted EBITDA	$5,828	$3,038	$16,829	$12,078

	Three Months Ended March 31,		Years Ended March 31,
	2017	2016	2017	2016
	(in thousands, except per share data)
GAAP: Earnings before provision for income taxes	$18,736	$16,379	$86,112	$75,751
Acquisition related amortization expense [3]	902	1,124	4,000	2,917
Other income [2]	-	-	(380)	-
Non-GAAP: Earnings before provision for income taxes	19,638	17,503	89,732	78,668

GAAP: Provision for income taxes	8,246	6,422	35,556	31,004
Acquisition related amortization expense	328	441	1,372	1,184
Other income	-	-	(157)	-
Tax benefit on restricted stock	-	-	514	-
Non-GAAP: Provision for income taxes	8,574	6,863	37,285	32,188

Non-GAAP: Net earnings	$11,064	$10,640	$52,447	$46,480

GAAP: Net earnings per common share – diluted	$0.75	$0.68	$3.60	$3.05
Non-GAAP: Net earnings per common share – diluted	$0.79	$0.73	$3.74	$3.16

[1] Amount consists of depreciation and amortization for assets used internally.
[2] Gain on a class action claim during the fiscal year ended March 31, 2017.
[3] Amount consists of amortization of intangible assets from acquired businesses.